PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of the 18th day of June, 2012, is made by and between DVS Shoe Co., Inc. a California corporation (“Seller”), and Sequential Brands Group, Inc., or its designee, assignee or nominee (“Purchaser”).

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all its assets on the terms and subject to the conditions hereinafter set forth, free and clear of liens, claims, encumbrances, interests and liabilities pursuant to Sections 363 and 365 of title 11 of the United States Code (the “Bankruptcy Code”).

WHEREAS, on May 17, 2012, Seller filed its bankruptcy petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”), which began a Bankruptcy proceeding, Case No. 8:12-bk-16209-CB (the “Bankruptcy Case”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

SECTION I

PURCHASE AND SALE OF THE ASSETS

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained:

(a)          Purchased Assets. Except for the Excluded Assets, Seller hereby sells, assigns and conveys to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, substantially all of the assets of Seller (all of which are collectively referred to herein as the “Assets”), free and clear of any and all liens, claims, encumbrances, interests and liabilities (collectively, “Encumbrances”), pursuant to Section 363 of the Bankruptcy Code (such transaction shall be referred to as the “Sale”). The Assets shall include all of the assets used in connection with Seller’s business including, without limitation, the following:

(i)          All of Seller’s right, title and interest in and to tangible personal property, supplies, computers, printers, databases, archives, equipment, machinery, tools, patterns, molds, images, furniture, fixtures, goods, design libraries, marketing materials, samples and other similar assets owned by Seller, and all assignable warranties of third parties with respect thereto, and all motor vehicles, trucks, forklifts and other rolling stock owned by Seller, and all assignable warranties of third parties with respect thereto, including, but not limited to, those which are identified in Schedule A(1);

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(ii)          All of Seller’s rights, interests in and benefits under the agreements, contracts, leases, licenses, instruments, commitments and understandings, written or oral, designated in Schedule C (which schedule will be delivered by Purchaser at Closing) for assumption by Seller and assignment to Purchaser pursuant to section 365 of the Bankruptcy Code (as set forth in Schedule C delivered by Purchaser at Closing, the “Assumed Contracts”);

(iii)         All of Seller’s right, title and interest in and to all registered or unregistered trade names, trademarks, service marks, service names, brand names, trade dress rights, designs, logos, product names, and slogans, whether owned, leased or licensed, and including any common law rights, all registrations and applications therefore, all internet domain names (including registrations, licenses and applications pertaining thereto), including, but not limited to, those identified on Schedule A(2) hereto, together with all goodwill associated therewith, worldwide (collectively, the “Trademarks”);

(iv)         All of Seller’s right, title and interest in and to (i) customer and client lists, vendor lists, catalogues, data relating to vendors, promotion lists and marketing data and other compilations of names and requirements; (ii) telephone numbers, internet addresses, social and linked media account information, web sites, and other purchasing history and related information; and (iii) other material information related to Seller’s business;

(v)          All of Seller’s right, title and interest in and to general intangibles, designs, processes, drawings, schematics, blueprints, registered and unregistered statutory and common law copyrights and copyright applications, inventions, discoveries (whether or not patentable and whether or not reduced to practice), processes, formulae, know-how, mask works, net lists, trade secrets, patents, patent applications, invention disclosure, and other rights of invention, worldwide, including, but not limited to, any additions, provisionals, continuations, divisionals, continuations-in-part, continued prosecution applications, reissue of patent applications and patents issuing thereon, and re-examination of patents or applications thereof or any other applications or patents claiming benefit of the filing date of any such application or patent or, registrations, applications for registrations and any term extension or other action by a governmental body which provides rights beyond the original expiration date of any of the foregoing, and other proprietary information, including, but not limited to, the registered copyrights, patents and copyright and patent applications identified on Schedule A(3) hereto (collectively with the Trademarks, the “Intangible Property Rights”);

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(vi)          The inventory, wherever located, which is owned by Seller as of the Closing Date (defined below), including, without limitation, the items set forth in Schedule A(7) and all finished goods, work in process, raw materials, parts, and all other materials and supplies that could be used or consumed in the production of goods, together with all rights of Seller against suppliers of inventory, including without limitation the right of Seller to receive refunds or rebates in connection with its purchase of such inventory, and any and all prepaid deposits for inventory (the "Inventory");

(vii)          All accounts, accounts receivable, notes receivable, chattel paper, documents, all causes of action specifically pertaining to the collection of the foregoing, in each case to the extent arising exclusively out of the operation of Seller’s business, and all other receivables of any type or nature of Seller including, but not limited to, the items set forth in Schedule A(4) and all accounts receivable arising from bona fide transactions for the sale of inventory or arising out of licenses or earned royalties entered in good faith, involving existing products of Seller (“Accounts Receivable”) entered into in the ordinary course of business, as courts have interpreted such phrase in proceedings under the Bankruptcy Code (“Ordinary Course of Business”);

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(viii)        Any and all causes of action, claims, suits, proceedings, judgments and demands, of any nature, of or held by Seller against any third parties related to Seller’s Assets transferred to Purchaser hereunder, including, but not limited to, those lawsuits set forth on Schedule A(5) hereto;

(ix)          A right of first refusal with respect to each of Seller’s subsidiaries, such that Purchaser shall have the right to purchase any assets of those subsidiaries before any other person or entity is afforded an opportunity to purchase such assets (“Right of First Refusal”);

(x)          Subject to the Opt Out Election (defined below), any and all equity and/or other interests in Seller’s investments, subsidiaries, and joint ventures;

(xi)         The corporate names of Seller and each of Seller’s subsidiaries, as well as any and all corporate names relating to the “DVS” brands;

(xii)         All goodwill associated with Seller’s business and the Assets, including, without limitation, all goodwill associated with the Intangible Property Rights;

(xiii)        All rights and interests in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations used in or relating to Seller’s business or the Assets;

(xiv)         All existing data, data bases, books, records, correspondence, business plans and projections, records of sales and purchases, customer and vendor lists, files, papers, website content, email archives, and, to the extent permitted under applicable law or regulation, historical personnel files of each employee of Seller, including, without limitation, historical payroll, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Seller; and all manuals and printed instructions of any Seller relating to the Assets (the “Books and Records”), provided, that Seller may retain copies of Books and Records required for administration of the Bankruptcy Case, its rights and obligations hereunder and for any other reasonable purpose, including the preparation of tax returns;

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(xv)          All advertising and marketing materials of Seller, including but not limited to any and all of Seller’s advertising materials and related designs, patterns, drawings, and specifications, pricing and cost documentation, and historical or archival marketing materials held by Seller; and

(xvi)          Seller shall cooperate in good faith with Purchaser to transfer to Purchaser any other assets (that are not Excluded Assets) designated by Purchaser that were used in Seller’s business but were inadvertently or otherwise omitted from the foregoing descriptions of Assets or from the related Schedules, including, without limitation, assigning additional contracts that were not identified on the list of Assumed Contracts.

(b)          Excluded Assets. Pursuant to this Agreement, Seller is not transferring to Purchaser and Seller shall retain all right, title and interest in and to, any and all of the following assets (the “Excluded Assets”):

(i)          All cash, cash deposits or cash equivalents held by Seller at the time of the Closing.

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(ii)          Any asset or property of Seller that Purchaser elects not to acquire, as identified in Schedule B (which will be delivered by Purchaser at Closing) and incorporated herein by this reference.

(iii)         The capital stock of Seller’s subsidiaries, except to the extend the Opt Out Election is exercised at Closing, and in all instances subject to Purchaser’s Right of First Refusal.

(iv)         (a) All preference, fraudulent conveyance, or other avoidance claims and actions of Seller arising under sections 506, 544, 545, 546, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code; (b) any and all claims and causes of action, and rights to recovery of Seller asserted in connection with that action filed by Seller in the Superior Court of the State of California, County of Los Angeles, styled, “DVS Shoe Co., Inc. v. Irvine Funding Corp., et al.,” Case No. BC 468080; and (c) any and all claims and causes of action of Seller against any third party, except only as provided to the contrary in Section I(a) hereof.

(v)          All tax refunds due and owing to Seller as of Closing for tax periods ending on or before Closing, all insurance refunds, utility deposits, unused retainer payments, and all similar assets or properties of Seller that are not expressly included among the Assets to be transferred to Purchaser.

(vi)          Corporate minute books, and other books and records, that do not relate to the Assets.

(vii)         All bank accounts and investment accounts of Seller.

(viii)        All insurance policies of Seller that do not relate to any Assets purchased by Purchaser hereunder and all rights, claims and refunds thereunder.

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(ix)         All rights of Seller under this Agreement.

(x)          All governmental permits and governmental licenses.

(c)          Assumed Obligations. Purchaser hereby agrees to assume only: (i) those cure amounts listed in Schedule C (the “Cure Amounts”) and (ii) those obligations arising after the Closing Date under the Assumed Contracts (the “Post-Closing Date Obligations” and, together with the Cure Amounts, the “Assumed Obligations”). The assumption by Purchaser of the Assumed Obligations shall not create any third party beneficiary rights, nor shall Purchaser be deemed successor to Seller in respect of any liability not explicitly assumed hereunder.

(d)          Liabilities Not Being Assumed. Except for the Assumed Obligations or as otherwise expressly set forth in this Agreement, or in any document, instrument or agreement executed or entered into by Purchaser pursuant hereto or contemporaneously herewith, Purchaser shall not assume, and shall have no responsibility with respect to, any and all liabilities or obligations of Seller, known or unknown, absolute or contingent, accrued or unaccrued, whether due or to become due.

(e)          Allocation. The Purchase Price (defined below) shall be allocated as set forth in a document to be delivered by Purchaser within 30 days following Closing and attached promptly hereto following the Closing. Purchaser agrees to file Internal Revenue Service Form 8594 which shall be prepared in accordance with the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

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(f)          Assignment by Purchaser of Rights and Obligations. Seller and Purchaser agree that all of Purchaser’s rights and obligations under this Agreement are and shall be fully assignable to any third party that has sufficient financial resources to consummate the purchase of the Assets without any additional conditions not imposed hereunder, whether related to Purchaser or not, and that such assignment is effective upon Purchaser’s notification of an assignment of its rights and obligations under this Agreement and delivery of a written agreement pursuant to which such assignee agrees to be bound by the terms and conditions of this Agreement and warrants that it has sufficient financial resources to consummate the purchase; provided, however, that, notwithstanding any such assignment, Purchaser shall remain liable for all obligations imposed upon it hereunder.

(g)          Opt Out Election.

(i)          At or before Closing, Purchaser may elect not to purchase equity and/or other interests in Seller’s investments, subsidiaries, and/or joint ventures (with respect to each subsidiary, investment, and joint venture, an “Opt Out Election”). In the event that Purchaser makes an Opt Out Election, Seller shall have no obligation to sell to Purchaser, and Purchaser shall have no obligation to purchase, the applicable equity or other interest. At Closing, Seller shall transfer to Purchaser all equity and/or other interests in Seller’s investments, subsidiaries, and/or joint ventures that are not subject to an Opt Out Election to Purchaser free and clear of any and all Encumbrances. The parties hereto hereby agree that the exercise of any Opt Out Election and/or the transfer of equity and/or other interests in Seller’s investments, subsidiaries, and/or joint ventures shall not result in the increase or decrease of the Purchase Price.

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SECTION II

CONSIDERATION

The aggregate consideration for the sale and transfer of the Assets shall be $8,550,000, (the “Purchase Price”), which is payable and deliverable at Closing in accordance with Section VIII(b)(i)(A). The Purchase Price shall consist of $8,550,000 payable in cash inclusive of the Deposit (defined below) (the “Cash Payment”), plus Cure Amounts, any sales tax liability, assumption by Purchaser of Post-Closing Date Obligations, and the other consideration provided by Purchaser pursuant to this Agreement.

(a)          Deposit.

(i)          Concurrently with Purchaser’s execution and delivery of this Agreement, Purchaser shall provide to Seller’s counsel in the Bankruptcy Case, Winthrop Couchot Professional Corporation (“Winthrop Couchot”), an amount equal to One Hundred Fifty Thousand Dollars ($150,000 US) (the “Deposit”) in immediately available, good funds, to be held in trust by Winthrop Couchot pending the disposition of the Deposit pursuant to order of the Bankruptcy Court or under the court-approved sale procedures.

(ii)         Upon the termination of this Agreement for any reason other than termination by Seller pursuant to Section X(a)(vi)(B), Escrow Holder shall immediately refund the Deposit, together with all interest earned thereon, to Purchaser.

(iii)        Except only in the event of a termination of this Agreement by Seller pursuant to Section X(a)(vi)(B) hereof, the Deposit (and any accrued interest thereon) shall be returned to Purchaser at Closing, or credited towards any cash consideration requirement of Purchaser.

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(b)          [Intentionally Omitted]

(c)          Ability to Credit Bid. Should Purchaser acquire any secured claim against Seller, Seller consents to the use of such debt to constitute a portion, or the entirety as applicable, of the cash portion of the Purchase Price as referenced in subparagraph (a), and to “credit bid” such debt at the Auction referenced in Section V below.

(d)          Cure Amounts. Purchaser shall pay all Cure Amounts relating to the Assumed Contracts.

(e)          Sales Tax Liability. Purchaser shall pay all sales tax liability resulting from the Sale.

SECTION III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that statements contained in this Section III are correct and complete as of the date of this Agreement.

(a)          Organization and Qualification. Seller is duly organized and validly existing under the laws of the State of California and has full corporate power and authority to own its properties. Seller has full corporate power and authority, and all necessary approvals, permits, licenses and authorizations to consummate the transactions contemplated under this Agreement.

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(b)          Authority/Enforceability. The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate actions. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms. The Bill of Sale, defined below, when executed and delivered at Closing, and assuming due and proper execution by Purchaser and court approval, constitutes a valid and legal binding obligation of Seller, enforceable against it in accordance with its terms.

(c)          Accounts Receivable. To Seller’s knowledge, Schedule A(4) sets forth a true, complete and correct list of Accounts Receivable.

(d)          Title to Assets. Seller has good and marketable title to all of the Assets, except for those liens and encumbrances and the lease agreements disclosed on Schedule A(6), if any.

(e)          Inventory. To Seller’s knowledge, Schedule A(7) sets forth a true, complete and correct list of Inventory and any prepaid deposits for any of the Inventory. To Seller’s knowledge, the Inventory consists only of items of a quality and quantity usable or saleable in the Ordinary Course of Business, and within a reasonable period of time, with excess and obsolete inventory accounting for no more than ten (10) percent.  To Seller’s knowledge, (i) except as may otherwise be set forth on Schedule A(6) hereto,  Seller has good and marketable title to the Inventory free and clear of any and all Encumbrances, except for Encumbrances which will be removed by the effect of the Approval Order, (ii) the Inventory does not include any items held on consignment, (iii) the Inventory does not include items that are damaged, unsaleable in the Ordinary Course of Business, or on any phase-out”, “watch-list” “discontinued”, or “purge” or similar items, and (iv) Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the Ordinary Course of Business consistent with past practice. Further, Schedule E contains a complete list of the addresses of all warehouses and other facilities in which any material portion of the Inventory is located.

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(f)          Customers and Vendors.  To Seller’s knowledge, Schedule F hereto contains a complete and accurate list of the 20 largest customers (based on revenues) and 10 largest vendors (based on expenses) for Seller for the six months ended April 30, 2012 and for the fiscal year ended December 31, 2011. To Seller’s knowledge, Seller has not received written notice that any such customer or any such vendor (i) does not plan to continue to do business with Purchaser after the Closing, (ii) plans to reduce its supplies to or volume of orders from Purchaser after Closing, or (iii) expects a material change in terms relative to pricing, quantity, or timing of payment.

(g)          Intellectual Property. All intellectual property used in Seller’s Business is owned by Seller (and not by any subsidiary of Seller or by a third party), or licensed to Seller by a non-subsidiary third party. Seller’s intellectual property does not violate any license or infringe upon any intellectual property rights of any person or entity, and is not subject to any inbound license from, outbound license to, or other interest of any third party that would in any way affect Purchaser’s ability to use such intellectual property freely and without restriction. Seller has not received any communication alleging that Seller has violated or, by conducting its business as currently conducted or proposed to be conducted, would violate any of the intellectual property rights of any person or entity. Schedules A(2) and A(3) are true and accurate.

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(h)          Insurance. All policies of insurance of any kind or nature owned by or issued to Seller, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in accordance with the terms of any such policies.

(i)          COBRA. Seller has complied with the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder, and Part 6 of Title I of ERISA (“COBRA”) and has complied with the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Section 5000(b)(1) of the Code.

(j)          Further Warranties. Except as expressly set forth herein, the Assets are sold “As Is, Where Is”, and except for the representations and warranties set forth herein, no other representation or warranty is made or implied hereby, including a warranty of fitness for a particular purpose, a warranty of merchantability, or otherwise.

(k)          Subsidiaries. The balance sheets attached hereto in Schedule G fairly state the assets and liabilities of Seller’s subsidiaries in accordance with GAAP.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Section IV are correct and complete as of the date of this Agreement:

(a)          Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

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(b)          Authorization of Transaction. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legal binding obligation of Purchaser, enforceable against it in accordance with its terms. Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)          Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter or by-laws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is bound or to which any of its assets is subject.

(d)          Purchaser’s Investigation. Purchaser has made, or will make, such investigation as appropriate in connection with the decision to enter into this Agreement. Purchaser has had, or will have, the opportunity to inspect the Assets, visit with Seller and meet with Seller’s representatives to discuss the Business. Purchaser is relying on the results of such investigation and the advice of its own advisors and has not relied upon any statement or representation made by Seller or any director, officer, employee, agent, representative, attorney, accountant, or affiliate thereof, other than the covenants, representations and warranties of Seller set forth in this Agreement.

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(e)          Purchaser’s Financial Condition. As of the Closing, Purchaser will have cash and working capital available to Purchaser that will be sufficient to enable Purchaser to pay the Purchase Price and any other amounts required hereunder and to consummate the transaction contemplated hereby. Purchaser acknowledges that its obligations to consummate this Agreement and the transaction contemplated hereby is not subject to any financing contingency.

SECTION V

BANKRUPTCY MATTERS

(a)          Bankruptcy Proceedings. Seller has filed in the Bankruptcy Court its motion (the “Sale Motion”) for an order approving the terms and conditions of this Agreement and setting a hearing date at which an order shall be entered authorizing the sale of substantially all of the assets of Seller’s business to Purchaser on the terms set forth in this Agreement (such order, the “Approval Order”). Seller and Purchaser hereby covenant to cooperate fully with the Bankruptcy Court and with each other to expedite the Bankruptcy Case and to obtain an order or orders from the Bankruptcy Court consistent with the intentions of the parties stated in this Agreement.

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(b)          Sale Procedures. The Bankruptcy Court has approved procedures for Seller to follow in connection with the sale of the Assets, which procedures provide for an auction of the assets (“Auction”).

SECTION VI

ADDITIONAL REPRESENTATIONS, WARRANTIES
AND COVENANTS OF SELLER AND PURCHASER

(a)          Post-Closing Cooperation. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and/or effect the transfers contemplated hereunder, each of Seller and/or Purchaser will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as the other may request, all at the sole cost and expense of the requesting party, so long as such documents do not increase the liability or risk of liability of the party of whom action is requested. Notwithstanding any other provision of this Agreement, Seller shall also be provided reasonable access to and be entitled to reasonably utilize Seller’s former employees, to the extent they remain in Purchaser’s employ, as Seller may reasonably require for the limited purposes of concluding its operations, administering the Bankruptcy Case, and the preparation and filing of Seller’s financial statements, tax returns, and applicable government and shareholder reports and disclosures, provided, however, that (i) the normal conduct of Purchaser’s business and its employees’ activities shall not be unreasonably disrupted thereby, and (ii) in the event of any litigation or threatened litigation between the parties, the foregoing shall in no event be, or be deemed to be, a waiver by a party of any right to assert the attorney-client privilege or other applicable privilege, or other objection to a discovery request. Further, immediately upon closing, Seller shall take all actions reasonably necessary to ensure that all Accounts Receivable are properly routed to Purchaser’s bank accounts. Notwithstanding the foregoing, Seller shall have no obligation to provide to Purchaser any cooperation after 30 days after the Closing.

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(b)          Conduct of Business. Upon mutual execution of this Agreement, Seller shall not (a) sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the Assets, or any interests therein, other than in the Ordinary Course of Business and consistent with past practice; (b) make any material change in its methods of management, marketing, accounting or operating (or practices relating to payments); without limiting the generality of the foregoing, Seller shall not (i) sell any inventory below its list price in the Ordinary Course of Business, conduct an inventory liquidation, close-out, sell at whole-sale or conduct any such similar sales, or (ii) enter into any new or materially expand a sponsorship, promotion or marketing program; (c) introduce any material change with respect to the operation of the business, including any material change to the types, nature, composition or quality of the products sold in the business, other than, in each case, in the Ordinary Course of Business; (d) enter into any material new contract or modify, terminate, amend, restate, supplement, renew, or waive any rights under or with respect to any existing contract; (e) with respect to employees (i) grant or provide severance or termination payments, (ii) increase the compensation, bonus, benefits, severance, (iii) enter into any new employment agreements, or (iv) take any action intended to accelerate the vesting or payment, or fund or secure payment in any other way of compensation or benefits, without Purchaser’s prior written consent; or (f) fail to fulfill 10 percent or greater of Seller’s pre-sale orders in a timely manner consistent with its ordinary course of operations.

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(c)          Access and Information. Seller shall afford to Purchaser and Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours and without material disruption to the business throughout the period prior to the Closing to all its books, records, properties, offices and personnel which relate to the business and, during such period, shall furnish as promptly as practicable to Purchaser any such persons all other information as Purchaser or any of such persons may reasonably request in furtherance of the transactions contemplated in this Agreement.

(d)          Seller’s Employees. Purchaser recognizes that Seller intends to terminate all of the Employees at Closing. Purchaser may, but shall have no obligation to, offer employment to any or all of Seller’s employees who are employed by Seller as of the date of this Agreement (the “Employees”) on any terms that Purchaser and such employee deem mutually acceptable. Prior to the Closing, Purchaser shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Purchaser after the Closing and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Purchaser shall not be obligated to hire any Employee unless an offer of employment is made to, and accepted by, such Employee; in addition, Purchaser shall have no obligation to hire any Employees of Seller after the Closing. It is expressly agreed and understood that neither Purchaser nor Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees. All of Seller’s present or former employees which Purchaser elects to hire, if any, will be deemed to constitute “new hires” of Purchaser. For the avoidance of doubt, and notwithstanding anything in this Agreement that might be construed or asserted to the contrary, Seller shall retain any and all liabilities, responsibilities and obligations in any way arising from or relating to Seller’s employment or treatment of the Employees, including, without limitation, any and all liabilities, responsibilities and notice or other obligations under the federal Worker Adjustment and Retraining Notification (WARN) Act or any similar state or local law, or otherwise, relating to Seller’s termination of the employment of any Employees, and Purchaser shall not under any circumstance be responsible for any such liabilities, responsibilities or obligations.

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(e)          Notice Regarding Failure to Fulfill Condition Precedent. Prior to the Closing Date, Purchaser shall deliver a notice to Seller setting forth either (i) that Purchaser currently has no actual knowledge of any condition precedent to the obligations of Purchaser to consummate the purchase of the Assets which has not been fulfilled as of such date other than such conditions which are not to be fulfilled until after such date or (ii) the conditions precedent to the obligations of Purchaser to consummate the purchase of the Assets which were required to be fulfilled, but which have not been fulfilled, as of such date.

(f)          Confidentiality. Purchaser and Seller shall be subject to the terms of that certain Non-Disclosure Agreement executed by both parties, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”).

(g)          Further Solicitation. Seller agrees to solely Solicit in accordance with the applicable sale procedures approved by the Bankruptcy Court. For purposes of this Agreement, “Solicit” shall mean to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any Person or group of Persons (other than Purchaser and its affiliates) in furtherance of any transaction (by merger, sale of stock or assets or otherwise) of all or any material portion of the Assets or a sale of any shares of capital stock or other equity interests of any Seller.

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(h)          Proration. For the avoidance of doubt, (i) Seller shall be liable for any and all state and local taxes and fees assessed against the Assets, utility costs, and other charges and expenses relating to the Assets that arose and/or relate to a period prior to the Closing Date; (ii) Purchaser shall be liable for any and all state and local taxes and fees assessed against the Assets, utility costs, and other charges and expenses relating to the Assets that arose and/or relate to a period after the Closing Date; and (iii) the applicable obligations shall be prorated accordingly.

(i)          No Discounts on Accounts Receivable. Seller shall not discount any Account Receivable without Purchaser's prior written consent.

(j)          Waiver of Conditions. [Intentionally omitted]

(k)          Purchaser’s Obtaining Equipment Used by Seller Under a True Lease. Purchaser hereby acknowledges and agrees that (i) Seller hereby makes no representation or warranty of any nature whatsoever regarding Seller’s ability to transfer to Purchaser any equipment used by Seller under a “true” lease, and (ii) Purchaser’s obtaining any such equipment is not a condition to Purchaser’s obligation to proceed with the Closing of the transaction contemplated hereby. At Purchaser’s request, however, Seller shall assume and assign any such lease to Purchaser, with the applicable Cure Amount paid by Purchaser as part of the Cash Payment.

(l)          Further Assurances. Seller shall take any and all actions as are necessary or appropriate to effect the transfers of Assets to Purchaser contemplated by this Agreement, including, without limitation, executing assignments of intellectual property in recordable forms.

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(m)          Use of Names. Seller shall, and shall cause each of its subsidiaries to, (i) as soon as practicable after the Closing and in any event within sixty (60) days following the Closing, cease to make any use of the names “DVS” and “DVS Shoes” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, (ii) promptly after the Closing, cease to hold itself out as having any affiliation with Purchaser or any of its affiliates, and (iii) promptly effect a change in the caption of Seller’s bankruptcy proceeding so that the words “DVS Shoe” do not appear in such caption.

(n)          Assumed Contracts. Within two (2) business days after Closing, Seller shall file with the Bankruptcy Court and serve on Purchaser’s counsel and each of the applicable counterparties to the Assumed Contracts, the Schedule C (Assumed Contracts) received from Purchaser pursuant to section I(a)(ii) of this Agreement. To the extent that any Assumed Contracts on Schedule C do not appear on Exhibit “1” to the Declaration of Kevin Dunlap in Support of Debtor’s Motion for Order Authorizing (1) Sale of Assets of the Debtor’s Estate Free and Clear of Liens and Interests; (2) Assumption and Assignment of Leases and Executory Contracts; and (3) Rejection of Leases and Executory Contracts [Docket No. 39], Seller shall promptly obtain an order of the Bankruptcy Court approving the assumption by Seller and assignment to Purchaser of any such omitted executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, after consulting with Purchaser with respect to any applicable cure amounts. In the event of any dispute regarding such assumption and assignment, including, without limitation, with respect to any asserted cure amount, Purchaser may in its sole and absolute discretion determine that the applicable contract shall not be among the Assumed Contracts. For the avoidance of doubt, nothing in this paragraph is intended, or shall be deemed, to vary the Assumed Contracts identified in the Schedule C provided by Purchaser pursuant to section I(a)(ii) of this Agreement.

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(o)          Schedules. As soon as practicable but in no case later than 10:00 a.m. (Pacific) on June 18, 2012, Seller shall (a) provide to Purchaser Schedule G and (b) update all schedules to this Agreement.

(p)          Advance Written Notice With Respect to Actions Relating to Real Property Leases. Seller shall provide Purchaser with seven (7) days’ advance written notice prior to any rejection of, termination of, and/or surrender of the premises relating to any real property lease to which Seller is a party.

(q)          Preservation of Books and Records. Following the Closing, Purchaser shall preserve Seller’s books and records acquired hereunder (“Books and Records”) for not less than one (1) year from the Closing. During that period, Purchaser shall provide Seller’s representatives with reasonable access to the Books and Records and copies of the Books and Records, where appropriate to promote the administration of Seller’s Bankruptcy Case, all at Seller’s expense, paid in advance. Purchaser shall not destroy or otherwise dispose of any Books or Records without first providing to Seller a reasonable opportunity to review and copy the same, at Seller’s expense, paid in advance.

SECTION VII

CONDITIONS PRECEDENT

(a)          Conditions Precedent to the Obligation of Purchaser. The obligation of Purchaser to consummate the purchase of the Assets from Seller shall be subject to the fulfillment, or the written waiver by Purchaser, at or prior to the Closing, of each of the following conditions precedent:

(i)          Representations and Warranties. The representations and warranties made by Seller in this Agreement or in the Schedules hereto shall have been true and correct on the date hereof, and shall also be true and correct at and as of the Closing Date with the same force and effect as if made again at and as of that time.

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(ii)          Bankruptcy Court Order. By no later than June 29, 2012, or later if agreed by the parties, the Bankruptcy Court shall have entered an Approval Order, in form and substance reasonably acceptable to Purchaser, that, among other things, (a) approves the form and manner of notice of the sale of the Assets to Purchaser, (b) finds the consideration to be paid by Purchaser for the Assets is fair, reasonable and adequate, (c) finds that Purchaser is an entity who purchased the Assets in good faith under Bankruptcy Code Section 363(m), (d) authorizes and effects Seller’s assumption of each of the Assumed Contracts pursuant to Bankruptcy Code Section 365(a), 365(b) and 365(f)(2)(A), (e) authorizes and effects assignment to Purchaser of the Assumed Contracts pursuant to Bankruptcy Code Section 365(f)(2), (f) authorizes the sale of Assets by Seller to Purchaser free and clear of any and all liens, claims, encumbrances and other interests pursuant to Bankruptcy Code Section 363(f), including, without limitation, those of Codiga (with such additional filings as reasonably requested by Purchaser); (g) approves in all respects the sale of the Assets by Seller to Purchaser on the terms specified in this Agreement; (h) provides that, apart from the Assumed Obligations, Purchaser shall not be liable for any claims, liabilities, or obligations relating to the Assets or Seller’s business, under any theory of successor liability, de facto merger, substantial continuity, or otherwise; and (i) prohibits Codiga, during the pendency of the Bankruptcy Case, from taking any action that might interfere in any way with Purchaser’s use or enjoyment of the Assets and the rights and benefits that are the subject matter of this Agreement. Absent a stay of the execution of the Approval Order, the lack of any pending appeal of the Approval Order shall not be a condition of the Closing, provided that the Bankruptcy Court makes a finding that Purchaser is a buyer in good faith pursuant to Section 363(m) of the Bankruptcy Code.

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(iii)          Absence of Material Litigation. There shall be (A) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Purchaser, that seeks to enjoin the consummation of any aspect of this Agreement, (B) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and (C) no pending or overtly threatened litigation, which has had or is expected to have a material adverse affect on Seller’s business or the Assets.

(iv)          Performance of Obligations. Seller shall have performed and complied with all of its covenants required by this Agreement to have been performed on or prior to the Closing.

(v)          Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained by Seller, including, without limitation, all lease and equipment assignments and/or consents for the assumption by, or assignment to, Purchaser of the Assumed Contracts, in form and substance acceptable to Purchaser or Purchaser’s counsel in its sole discretion, which shall be done pursuant to order of the Bankruptcy Court; provided, however, that the failure of this condition at the time of Closing solely with respect to licenses of intellectual property (as such term is defined in sections 101(35)(A) and 365(n) of the Bankruptcy Code) and endorsement contracts and personal service contracts, but only where such licenses and/or contracts (i) require the consent of any party other than Seller for the transfer or assignment thereof to Purchaser, and (ii) the Bankruptcy Court does not authorize Seller to transfer or to assign to Purchaser, shall not affect the Purchaser’s obligation to pay the Purchase Price or the Seller’s obligation to transfer the Assets on the terms set forth in this Agreement.

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(vi)          Delivery of Additional Instruments. On the Closing Date, unless waived in writing by Purchaser, Seller shall deliver, or cause to be delivered to Purchaser, the documents and instruments referenced in Section VIII(b)(ii), in form and substance reasonably acceptable to Purchaser and its counsel.

(vii)          Status of Secured Claim. Should Purchaser acquire secured debt of Seller, Seller, or any other party with standing, shall not have objected to the secured claims held by Purchaser that are intended to be included in the Consideration section above, or otherwise rendered such claim or claims (to include any portions thereof) ineligible to be credit bid as part of the Purchase Price.

(b)          Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the sale of the Assets to Purchaser shall be subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

(i)          Representations and Warranties. The representations and warranties made by Purchaser in this Agreement hereto shall have been true and correct on the date hereof, and also at and as of the Closing Date with the same force and effect as if made again at and as of that time.

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(ii)          Absence of Material Litigation. There shall be (i) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Purchaser that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, and (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Assets hereunder or any proceedings pending which are reasonably likely to result in the issuance of such an order.

(iii)          Performance of Obligations. Purchaser shall have performed and complied with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing, including, without limitation, payment of the Purchase Price.

(iv)          Delivery of Additional Instruments. On the Closing Date, unless waived in writing by Seller, Purchaser shall deliver, or cause to be delivered to Seller, the Purchase Price and the documents and instruments referenced in Section VIII(b)(i), in form and substance reasonably acceptable to Seller and its counsel.

(c)          Waiver of Conditions. Any or all of the conditions contained herein may be waived in whole or in part by a prior writing executed and signed by the party on whose behalf such condition is included herein.

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SECTION VIII

CLOSING AND DELIVERIES

(a)          Time and Place of Closing. The closing of the purchase and sale of the Assets as set forth herein (the “Closing”) shall be held at Seller’s Offices. The Closing shall occur on a date which is two (2) business days after entry of the Bankruptcy Court order referenced in Section VII(a)(ii) is issued, provided such order has not been stayed, but in no event later than sixty (60) days from the filing of the Sale Motion (the “Closing Date”).

(b)          Deliveries.

(i)          At the Closing, Purchaser shall deliver to Seller the following:

(A)          One or more wire transfers for the cash portion of the Purchase Price, the application of which is subject to the terms set forth in Section II of this Agreement, including, without limitation, payment to secured creditor Bank of America in amounts agreed to by Seller and the official committee of unsecured creditors appointed in the Bankruptcy Case.

(B)          The Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale”) duly executed by Purchaser; and

(C)          Such certificates, instruments and other documents, in form and substance satisfactory to Seller and its counsel, as Seller shall have reasonably requested in connection with the transactions contemplated hereby.

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(ii)          At the Closing, Seller shall deliver to Purchaser, as a condition to Closing, the following:

(A)          The Bill of Sale duly executed by Seller and such other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in Purchaser title to or other interest in, and the right to full custody and control of, the Assets, free and clear of any and all Encumbrances whatsoever, except only for Encumbrances permitted pursuant to Schedule A(6) hereof;

(B)          An entered Approval Order of the Bankruptcy Court in the form described in Section VII(a)(ii) above;

(C)          A trademark transfer statement and any and all other documents necessary or appropriate to transfer ownership of any other intellectual property purchased herein prepared by Purchaser’s counsel and, notwithstanding anything to the contrary in this Agreement, such documents shall be in form and substance reasonably acceptable to Purchaser; and

(D)          Such certificates, instruments and other documents, in form and substance reasonably acceptable to Purchaser and its counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby, including, without limitation, instructions to all financial institutions at which Seller maintains accounts to the effect that no deposits will be accepted and all checks and other instruments will be redirected to Purchaser.

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SECTION IX

BROKERS AND FINDERS

(a)          Seller’s Obligation. Seller has engaged Valtus Capital Group (“Valtus”) and has agreed to pay Valtus its fee out of the Purchase Price at Closing or as soon thereafter as authorized by the Bankruptcy Court. Purchaser shall not have any obligation to pay Valtus, or any fee or other compensation to any person, firm or corporation engaged by Seller in connection with this Agreement and the transactions contemplated hereby, and Seller, hereby agrees to indemnify and hold Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

(b)          Purchaser’s Obligation. Seller shall not have any obligation to pay any fee or other compensation to any person, firm or corporation engaged by Purchaser in connection with this Agreement and the transactions contemplated hereby, and Purchaser hereby agrees to indemnify and hold Seller harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation, but Purchaser shall not be responsible for the above-referenced breakup fee and expense reimbursement.

SECTION X

TERMINATION

(a)          This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing:

(i)          [Intentionally omitted.]

(ii)         [Intentionally omitted.]

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(iii)          by Purchaser or Seller, if either (A) the Bankruptcy Court hearing on Seller’s motion seeking entry of the Approval Order is not heard by June 20, 2012 or (B) the Bankruptcy Court has not entered the Approval Order within seven (7) days following such hearing;

(iv)          by Purchaser or Seller, if the Closing shall not have occurred by July 13, 2012 (the “Outside Date”); provided, that if the Closing shall not have occurred on or before the Outside Date due to a breach of any material representations, warranties, covenants or agreements contained in this Agreement by a party hereto, then such party may not terminate this Agreement pursuant to this Section X(a)(iv);

(v)          by Seller and Purchaser by mutual written consent;

(vi)          (A) by Purchaser, in the event of Seller’s material breach; provided, that Purchaser shall not have the right to terminate this Agreement under this Section X(a)(vi)(A) at a time when Purchaser is in material breach of its obligations under this Agreement, and (B) by Seller, in the event of Purchaser’s material breach; provided, that Seller shall not have the right to terminate this Agreement under this Section X(a)(vi)(B) at a time when Seller is in material breach of its obligations under this Agreement;

(vii)          by Seller if the Bankruptcy Court shall have entered an order approving a sale of any of the Assets other than to Purchaser (an “Alternative Transaction”) and by Purchaser in the event that (i) an Alternative Transaction is approved by the Bankruptcy Court, and (ii) the transactions contemplated herein have not been consummated by the Outside Date, it being agreed that unless Seller has theretofore terminated this Agreement as provided above, this Agreement shall constitute a “back-up bid” following approval of an Alternative Transaction which shall remain open for acceptance by Seller and consummation by the Parties up to and including the Outside Date, but subject and subordinate in all respects to the rights of the purchaser in the Alternative Transaction;

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(viii)       [Intentionally omitted.];

(ix)         [Intentionally omitted.];

(x)          [Intentionally omitted.];

(xi)          by Purchaser, upon the conversion of the Bankruptcy Case to a Chapter 7 liquidation, the dismissal of the Bankruptcy Case, or the appointment of a trustee or examiner with extended powers;

(xii)         by Purchaser or Seller, by written notice to the other parties if there shall be in effect an order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or the Bankruptcy Court or another court of competent jurisdiction shall stay the Approval Order; or

(xiii)        by Purchaser, if the Court does not enter an Approval Order in form and substance reasonably acceptable to Purchaser; or

(xiv)        by Purchaser, if Seller is in breach of any material representation made by Seller in this Agreement.

(b)          [Intentionally omitted.]

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(c)          Procedure Upon Termination. In the event of a valid termination of this Agreement by Purchaser or Seller or both pursuant to Section X(a) hereof, written notice thereof shall be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Purchaser or Seller. In addition, if this Agreement is terminated as provided herein:

(i)          Each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, provided that each party may retain such materials as required for compliance purposes, which shall be kept confidential pursuant to Section VI(f), above;

(ii)          All information of a confidential nature received by any party hereto with respect to the business of any other party shall continue to be subject to the terms of the Confidentiality Agreement;

(iii)          The respective obligations of the parties hereto under this Agreement shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination, irrespective of the cause of such termination, except to the extent otherwise provided herein; and

(iv)          Seller shall immediately return to Purchaser any and all funds received from Purchaser to which Purchaser is entitled pursuant to this Agreement, except as otherwise expressly required under the court-approved sale procedures.

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SECTION XI

MISCELLANEOUS

(a)          Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

If to Seller, addressed as follows:

John S. Gilchrist

Valtus Capital Group

3930 Howard Hughes Parkway, Suite 360

Las Vegas, NV 89169

E-Mail: john@valtuscapital.com

Fax: ___________________

With a copy to:

Robert E. Opera, Esq.

Winthrop Couchot Professional Corporation

660 Newport Center Drive, Fourth Floor

Newport Beach, CA 92660

E-Mail: ropera@winthropcouchot.com

If to Purchaser, addressed as follows:

Colin Dyne

Sequential Brands Group, Inc.

17383 Sunset Blvd.

Building A, Suite 310

Pacific Palisades, CA 90272

Fax: ___________________

with a copy to:

Van C. Durrer II

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Fax: (213) 621-5200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery if hand delivered or faxed, one business day after the date of mailing by overnight courier, and two business days after the date of mailing by certified mail.

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(b)          Survival of Representations. Each representation and warranty of Seller and Purchaser contained in this Agreement shall expire immediately following the Closing.

(c)          Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

(d)          Expenses. Each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby except as expressly provided herein.

(e)          Dispute Resolution. Each of the parties to this Agreement agrees to submit themselves to the jurisdiction of the Bankruptcy Court supervising the Bankruptcy proceeding contemplated herein to interpret and enforce the terms and conditions of this Agreement.

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(f)          Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

(g)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of Seller and Purchaser.

(h)          Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of California, without regard to conflict of laws principles.

(i)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

PURCHASER:	Sequential Brands Group, Inc.

	By:	/s/ Colin Dyne
Colin Dyne
CEO

SELLER:	DVS Shoe Co, Inc.

	By:	/s/ Kevin Dunlop
Name: Kevin Dunlop
Title: Founder/Chairman

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Attachments:

Schedule A(1): Assignable Warranties

Schedule A(2): Trademarks

Schedule A(3): Intangible Property Rights

Schedule A(4): Accounts Receivable

Schedule A(5): Claims and Causes of Action

Schedule A(6): Permitted Liens and Encumbrances

Schedule A(7): Inventory List

Schedule B: Excluded Assets Election

Schedule C: Assumed Contracts

Schedule D: [Intentionally omitted.]

Schedule E: Inventory Location

Schedule F: Top 20 Customers & Top 10 Vendors

Schedule G: Balance Sheets of Subsidiaries

Exhibit A: Bill of Sale

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